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                                                                    Exhibit 10.2

                              OASIS VENTURES, LLC
                             Post Office Box 1068
                            Larkspur, CA 94977-1068
                                (415) 455-8466


October 23, 2001

Mr. Edward L. Stern
President & CEO
Kreisler Manufacturing Corporation
5960 Central Avenue, Suite H
St. Petersburg, FL 33707

Dear Mr. Stern:

     The purpose of this letter ("Consulting Engagement Letter") is to set forth the terms of the engagement by Kreisler Manufacturing Corporation (the "Company") of Oasis Ventures, LLC (the "Adviser") to render strategic and other consulting services to the Company. This agreement is in addition to and does not supersede the letter agreement between the Company and the Adviser dated the date hereof relating to certain financial advisory and investment banking services to be provided by the Adviser to the Company. The Company and the Adviser may hereinafter also be referred to together as the "Parties" and seperately as the "Party". The Adviser agrees to use reasonable good efforts in rendering these services.

     Mr. Robert S. Krupp shall perform most of the services on behalf of the Adviser and it is anticipated that the services will be supplied primarily at the offices of the Adviser, secondarily at the Company's offices, and at any other locations reasonably required by the Company and reasonably acceptable to the Adviser. The Adviser makes no representations nor warranties as to the results of its rendering of financial advisory services.

CONFIDENTIALITY
---------------

     The Adviser agrees to keep confidential all non-public information that it receives concerning the Company and any transaction and to disclose that information only with the consent of the Company, except as it is legally required or obliged to do so under applicable law.

TERM
----

     The term of this engagement (the "Term") shall be from the date hereof (the "Commencement Date") to either: i) one year after the date hereof, or ii) thirty
(30) days following the written notification by one Party to the other Party of the early termination of the Agreement, whichever, occurs first.
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CURRENT SITUATION
-----------------

     The Company requires the management consulting services of the Adviser to assist it in analysing operational and financial issues and reviewing its strategic goals and objectives, identifying strategic options, creating financial model(s) and developing recommendations. A more complete description of the consulting services to be provided is set forth on Schedule I hereto.

APPROACH
--------

     In general, the engagement shall be divided into four phases. Phase I entails assisting the Company in identifying its strategic goals and objectives. Phase II encompasses assisting in the analysis of the various strategic options which appear to meet these objectives. Phase III requires the creation of a forward-looking financial model(s) of the business in light of the most favourable strategic option(s). Phase IV involves assisting the Company in the development of recommendations as to the best strategic direction for the Company. The four phases are estimated to take two to four months to complete. The Adviser will provide guidance and oversight during all of the phases of the engagement; and personnel of the Adviser will assist in the creation of the financial model provided by the Company in Phase III. The Company will have significant responsibility for work product in Phases I and II. The Adviser will have primary responsibility for all phases.

FEES AND EXPENSES
-----------------

     This assignment shall be on an hourly fee and expenses basis. The Company agrees to pay the Adviser a fee (the "Hourly Fee(s)") in the amount of US$395.00 for each hour that services are performed by Robert S. Krupp during the Term and up to US$197.50 for each hour that services are performed by other Adviser personnel during the Term. For purposes of calculating the amount of the Hourly Fees, travel shall be deemed to constitute time services are being performed. The Adviser shall make reasonable efforts to minimize billable travel time, and where feasible and in the opinion of the Adviser appropriate to share travel time and expenses with other clients. The Adviser shall invoice the Company at the end of each calendar month for the Hourly Fees in accordance with Schedule II hereto, and the Company shall pay the Adviser's invoice within fifteen (15) days of receiving it. All Hourly Fees not billed and paid shall be billed and paid within fifteen (15) days after termination of this Agreement.

     The Adviser shall also invoice the Company at the end of each calendar month and the Company shall pay within fifteen (15) days of the receipt of the Adviser's invoice for all reasonable out-of-pocket business expenses incurred during the Term, including but not limited to, travel expenses (the equivalent of up to the cost of Y class airfare plus reasonable upgrades, travel to/from the airport, lodging, meals, laundry, etc.), pre-approved business entertainment, supplies, telephone, fax, postage, overnight delivery and outside research services. The Adviser shall provide adequate detail of such expenses and receipts as required by the Company in order to make the expenses fully tax deductible to the Adviser. The Company shall pay or reimburse the Adviser for any state sales/service tax, if applicable.








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EARLY TERMINATION
-----------------

     Either Party may terminate this Agreement by thirty (30) days notice to the other Party. The Company may direct the Adviser to provide no services during the thirty (30) days following such notification. The Company shall be obligated to pay the Adviser promptly for all services (including travel time) performed by the Adviser prior to such notification and for travel time to return to San Francisco, California if after such notification. The Company shall reimburse the Adviser for reasonable out-of-pocket expenses (including state sales/service tax, if any) incurred by the Adviser or for which the Adviser became obligated prior to the early termination date. Early termination by the Company of the Agreement shall not relieve the Company of its obligation to pay the Adviser any and all fees payable hereunder.

RIGHT TO INDEMNIFICATION
------------------------

     The Company hereby agrees to indemnify, defend and hold harmless the Adviser and its shareholders, directors, agents, employees, independent contractors, successors and assigns (the "indemnified Parties") against and from any and all claims, demands, liabilities, losses, damages, costs or expenses (including reasonable attorney's fees and reasonable fees for the Adviser's time, if required) arising out of or in any way connected with any acts or omissions in connection with this engagement of the Adviser by the Company, regardless or whether or not any such claims, demands, liabilities, losses, damages, costs or expenses were caused in whole or in part by any Indemnified Parties. The right to indemnification as set out in the preceding sentence shall not extend to any claims, demands, liabilities, losses, damages, costs or expenses arising out of the gross negligence, bad faith or wilful misconduct of any Indemnified Parties. The right to indemnification provided herein shall remain operational and in full force and effect regardless of any termination or the completion or expiration of the Agreement or the Adviser's engagement by the Company.

COMMUNICATIONS
--------------

     Any communication under the terms of this Agreement shall be sent by letter, telex, facsimile transmission or by telephone:

In the case of the Company to:

Telephone:     (727) 347-1144
Facsimile:     (727) 347-1155
Attention:     Mr. Edward Stem, President & CEO

and in the case of the Adviser to:

Telephone:     (415) 455-8466
Facsimile:     (415) 459-6977.
Attention:     Mr. Robert S. Krupp, Managing Director
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Any such notice shall be deemed to have been given as follows:

(i)   if by letter, when it is delivered
(ii) if by fax, when transmitted and full transmission has been separately notified by telephone by the transmitting party;
(iii) if by telephone, when made.


     Please confirm that the following is in accordance with your understanding of our agreement by signing both originals, retaining one for your files and returning one signed original to me whereupon it will become a binding agreement to be governed by the laws of the State of California. The offer contained in this letter shall cease to be in effect if this letter is not executed prior to October 31, 2001.


                                                    Sincerely yours


                                                    /s/ Robert S. Krupp
                                                    ----------------------------
                                                    Robert S. Krupp
                                                    Managing Director
                                                    Oasis Ventures, LLC



Agreed: /s/ Edward L. Stern
       ------------------------------
       Edward L. Stern
       President & CEO
       Kreisler Manufacturing Corporation

Date: October 23, 2001
     --------------------------------



















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                                  SCHEDULE I

Any Services performed directly relating to the following shall be excluded from [not billable under] this Consulting Engagement Letter:

     1.  Quarterly Board of Director meetings,
     2.  Annual Audit Committee teleconference and related preparation,
     3.  Quarterly Audit Committee teleconference and related preparation,
     4.  Annual Compensation Committee meeting and related preparation,
     5.  Generation of Company valuation estimates,
     6.  Revision and updating of Information Memorandum,
     7.  Execution of Selling Process,
     8. Assisting Company's legal counsel in the negotiation of a Letter of Intent,
     9. Assisting Company's legal counsel in the negotiation of a Definitive Agreement, and
     10. Assisting Company in the preparations for a Closing and attending Closing meeting.

Any Services performed relating to the following shall be included [billable] under this Consulting Engagement Letter:

     1.  Identification of strategic goals and objectives,
     2.  Analysis of strategic options which appear to meet these goals,
     3. Creation of forward-looking financial model(s) of the business in light of the most favorable strategic options(s),
     4.  Recommendations as to the best strategic direction for the Company,
     5. Analysis and recommendation of operational and financial issues in support of managements efforts to optimize the financial performance of the Company,
     6. Preparation of materials, analysis and recommendations relating to the due diligence process,
     7. Travel time related to services performed and billable under the Consulting Engagement Letter,
     8. Any other management consulting services requested by the Company in support of management not excluded above, and
     9. In the event services performed are ambiguous and appear to be billable under both the Consulting Engagement Letter and the Financial Advisory Engagement Letter, such Services shall be deemed to be billable under the Consulting Engagement Letter.
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                                  SCHEDULE II

     The $395.00 Hourly Fee for services performed by Robert Krupp shall be payable as follows: 1) $200.00 per hour performed payable within 15 days of the monthly invoice date and 2) the remaining $195.00 per hour performed payable at the end of the Term.

     The up to $197.50 Hourly Fee for services performed by Oasis Venture consultants other than Robert Krupp shall be payable as follows: 1) $100.00 per hour performed payable within 15 days of the monthly invoice date and 2) the remaining $97.50 per hour performed payable at the end of the Term. Hourly Fees less than $197.50 per hour shall be payable within 15 days of the monthly invoice date and at the end of the Term in the same proportion as the $197.50.